Exhibit 99.1

N E W S R E L E A S E	D A T E : July 25, 2018

NASDAQ REPORTS SECOND QUARTER 2018 RESULTS;

COMPLETES DIVESTITURE; DELIVERS STRONG ORGANIC REVENUE GROWTH

•	In April, the company completed the divestiture of its Public Relations Solutions and Digital Media Services businesses, a key step in our strategic repositioning to maximize opportunities as a capital markets technology and analytics provider.

•	Second quarter 2018 net revenues[1] were $615 million, a 3% increase compared to the second quarter of 2017. The year over year increase in revenues resulted from 7% organic revenue growth, a 1% positive impact from changes in FX, and a 5% revenue reduction due to the net impact of the divestiture and acquisition of businesses.

•	Second quarter 2018 GAAP diluted EPS was $0.97 compared to $0.87 in the second quarter of 2017, while non-GAAP diluted EPS[2] was $1.18, an increase of 17% compared to $1.01 in the second quarter of 2017.

•	The company repurchased common shares valued at $241 million during the second quarter of 2018, bringing capital returns through dividends paid and share repurchases to $476 million through the first six months of 2018.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the second quarter of 2018.

Second quarter 2018 net revenues were $615 million, up $19 million, or 3%, from $596 million in the prior year period. The second quarter increase in net revenues included a $40 million, or 7%, impact from organic growth, and a $6 million favorable impact from changes in foreign exchange rates, partially offset by a $27 million net negative impact from the divestiture of the Public Relations Solutions and Digital Media Services businesses and the inclusion of revenues from the acquisition of eVestment.

“I am pleased to see another period of strong organic growth in the second quarter of 2018, in particular the portion of that growth sourced from expanding the ways we serve our clients,” said Adena Friedman, President and CEO, Nasdaq. “Additionally, we are continuing to build for the future by strategically repositioning the company, as demonstrated by the completion of our business divestiture in April and our continued organic investments to implement the Nasdaq Financial Framework technology offering and advance our information services businesses.”

Mrs. Friedman continued, “Equally critical, our core marketplace trading and corporate franchises are not only operating with the resiliency, efficiency and profitability necessary to support our strategy, but are also finding opportunities to build on their strong competitive positioning, as illustrated by efforts to broaden the offerings to our broker dealer and corporate clients.”

GAAP operating expenses were $346 million in the second quarter of 2018, a decrease of $8 million from $354 million in the second quarter of 2017. The decrease primarily reflects lower merger and strategic initiatives expense and lower general and administrative expense, partially offset by higher compensation and benefits expense. Non-GAAP operating expenses were $325 million in the second quarter of 2018, an increase of $14 million, or 5%, compared to the second quarter of 2017. This reflects a $16 million organic expense increase, primarily related to compensation and benefits expense, computer operations and data communications expense, as well as depreciation expense, a $20 million increase

[1]	Represents revenues less transaction-based expenses.
[2]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

from acquisitions, and a $4 million unfavorable impact from changes in foreign exchange rates, partially offset by a $26 million decrease due to the divestiture of the Public Relations Solutions and Digital Media Services businesses.

“By completing the divestiture and making meaningful progress on our plan to return net proceeds to shareholders, we have continued optimizing our resources to better support our new strategic direction, a process that began with the acquisition of eVestment and the re-balancing of our organic investment spending towards higher growth opportunities,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “While second quarter results delivered both top and bottom line increases, they also reflect the temporary impacts of eVestment’s purchase price adjustment on deferred revenue and residual expenses of the divested businesses. These two items together lowered our non-GAAP operating margin by approximately 2%, and our non-GAAP EPS by approximately 5%, and thus we expect to see a more complete picture of the financial benefits of the strategic repositioning in future periods.”

On a GAAP basis, net income for the second quarter of 2018 was $162 million, or $0.97 per diluted share, compared to $146 million, or $0.87 per diluted share, in the second quarter of 2017.

On a non-GAAP basis, net income for the second quarter of 2018 was $198 million, or $1.18 per diluted share, compared with $170 million, or $1.01 per diluted share, in the second quarter of 2017.

At June 30, 2018, the company had cash and cash equivalents of $322 million and total debt of $3,847 million, resulting in net debt of $3,525 million. This compares to total debt of $4,207 million and net debt of $3,830 million at December 31, 2017.

Share repurchases totaled $241 million during the second quarter of 2018, above typical quarters, due to the company’s progress in returning the net proceeds of our divestiture to shareholders. As of June 30, 2018, there was $386 million remaining under the board authorized share repurchase program.

UPDATING 2018 NON-GAAP EXPENSE GUIDANCE1

The company is updating its 2018 non-GAAP operating expense guidance to $1,310 to $1,335 million versus prior expense guidance of $1,295 to $1,335 million, reflecting in part the strong organic growth in the first six months of the year, and the impact this has on performance-linked compensation plans.

BUSINESS HIGHLIGHTS

Market Services (39% of total net revenues) - Net revenues were $237 million in the second quarter of 2018, up

$15 million, or 7%, when compared to the second quarter of 2017.

Equity Derivatives Trading and Clearing (12% of total net revenues) - Net equity derivative trading and clearing revenues were $72 million in the second quarter of 2018, up $5 million compared to the second quarter of 2017. The increase primarily reflects higher U.S. industry trading volumes, partially offset by lower U.S. market share.

Cash Equity Trading (12% of total net revenues) - Net cash equity trading revenues were $71 million in the second quarter of 2018, up $7 million from the second quarter of 2017. This increase primarily reflects higher U.S. market share and a higher net capture rate.

[1]	U.S. GAAP operating expense is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $21 million in the second quarter of 2018, up $2 million from the second quarter of 2017, due to $1 million of organic growth primarily related to higher NFX net revenues and a $1 million favorable impact from changes in foreign exchange rates.

Trade Management Services (12% of total net revenues) - Trade management services revenues were $73 million in the second quarter of 2018, up $1 million compared to the second quarter of 2017, primarily due to an increase in revenues from customer demand for third-party co-location services.

Corporate Services (21% of total net revenues) - Revenues were $131 million in the second quarter of 2018, up $9 million, or 7%, compared to the second quarter of 2017.

Listing Services (12% of total net revenues) - Listing services revenues were $72 million in the second quarter of 2018, up $7 million from the second quarter of 2017. The change primarily reflects a $6 million organic increase, resulting from client adoption of our all-inclusive annual listing fee program, partially offset by the run-off of fees earned from listing of additional shares.

Corporate Solutions (9% of total net revenues) - Corporate solutions revenues were $59 million in the second quarter of 2018, up $2 million from the second quarter of 2017 primarily due to $1 million of organic growth in board and leadership revenues.

Information Services (28% of total net revenues) - Revenues were $175 million in the second quarter of 2018, up $31 million, or 22%, from the second quarter of 2017.

Market Data (16% of total net revenues) - Market data revenues were $98 million in the second quarter of 2018, up $8 million compared to the second quarter of 2017, primarily due to $6 million of organic growth from higher revenues from proprietary market data and higher collections related to unreported usage, and a $2 million favorable impact from changes in foreign exchange rates.

Index (8% of total net revenues) - Index revenues were $50 million in the second quarter of 2018, up $7 million from the second quarter of 2017, driven by organic growth from higher assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes and higher licensing revenues from futures trading volume related to the Nasdaq 100 Index.

Investment Data and Analytics (4% of total net revenues) - Investment data and analytics revenues were $27 million in the second quarter of 2018, up $16 million from the second quarter of 2017 primarily due to a $17 million impact from the acquisition of eVestment net of a $7 million purchase price adjustment on deferred revenue during the period.

Market Technology (11% of total net revenues) - Revenues were $66 million in the second quarter of 2018, up $8 million, or 14%, from the second quarter of 2017, driven by organic growth in delivery and support revenues and higher software as a service revenues.

Other Revenues (1% of total net revenues) - Other revenues include the revenues from the Public Relations Solutions and Digital Media Services businesses for the period until we closed the sale to West Corporation in April 2018. Prior to the sale date, these revenues were included in our Corporate Solutions business.

CORPORATE HIGHLIGHTS

•	Nasdaq further advances its strategic repositioning in the second quarter of 2018 by completing the sale of its Public Relations Solutions and Digital Media Services businesses. The company completed the sale of its Public Relations Solutions and Digital Media Services businesses to West Corporation in April 2018, which follows the announcement in September 2017 to reorient the company, further strengthen its focus on clients and elevate financial performance. To achieve these objectives, the company is rebalancing its organic investments to focus more on the higher growth opportunities while becoming more transparent around capital objectives to drive returns for shareholders.

•	The Nasdaq Stock Market led U.S. exchanges for IPOs in the second quarter of 2018 with a 74% win rate, while strong Nordic listings growth continued. In the U.S. market, The Nasdaq Stock Market welcomed 89 new listings in the second quarter of 2018, including 56 IPOs. The U.S. IPO win rate totaled 74% during the second quarter of 2018 and 69% during the first six months of 2018. Highlights from the second quarter included the DocuSign, Carbon Black, Uxin and GreenSky IPO’s as well as listing switches to The Nasdaq Stock Market by Extended Stay America and Avnet. Nasdaq’s Nordic, Baltic and First North exchanges experienced 29 new listings including 22 IPOs and 6 upgrades from First North to Main Market, bringing total Nordic-listed companies at June 30, 2018 to 1,008, an increase of 7% from June 30, 2017.

•	Market Technology order intake totaled $109 million during the first six months of 2018, up 18% compared to the first six months of 2017. New deals were signed in the second quarter to provide post-trade technology to the National Stock Exchange of India, or NSE, and the SIX Swiss Exchange, each leveraging the Nasdaq Financial Framework. Nasdaq also experienced continued strong growth in its SMARTS surveillance business with new customers in various customer classes including regulators, exchanges, broker-dealers and asset managers. Lastly, the company is also advancing its “markets economy” strategy of delivering leading marketplace solutions to clients outside of traditional financial markets, including in the crypto-currency space, where Nasdaq now has five customers who will be leveraging our market technology for trading, clearing or surveillance.

•	Nasdaq maintains strong competitive positioning in our Market Services segment and executed a new record closing cross during the June Russell index re-balance. In the second quarter of 2018, the combined U.S. equities matched market share executed on Nasdaq’s exchanges total 19.1%,[1] while market share in the Nordic markets totaled 66.9%. In June 2018, Nasdaq’s Closing Cross set a record for number of shares traded during the 2018 Russell U.S. indexes reconstitution, including 1.188 billion shares representing $39 billion in value, all of which was executed in less than one second.

•	Nasdaq saw record ETP assets under management tracking Nasdaq indexes, up 27% year over year. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary index families increased to a record $187 billion as of June 30, 2018, up 27% compared to June 30, 2017. The June 30, 2018 total AUM included $79 billion, or 42%, tracking smart beta indexes. At June 30, 2018, the number of ETPs tracking Nasdaq-licensed indexes rose to 347 compared to 316 at June 30, 2017.

[1]	In the second quarter of 2018, the combined U.S. cash equities matched market share executed on Nasdaq’s exchanges consisted of 15.2% at The Nasdaq Stock Market, 3.1% at Nasdaq BX and 0.8% at Nasdaq PSX.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 4,000 total listings with a market value of approximately $14 trillion. To learn more, visit business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Performance measures excluding intangible asset amortization expense therefore provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed a divestiture and a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparison in Nasdaq’s performance between periods.

Other significant items: We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. We believe the exclusion of such amounts allows management and investors to better understand the ongoing financial results of Nasdaq. For the three months ended June 30, 2018, other significant items included the gain on divestiture of businesses, net which pertains to the sale of the Public Relations Solutions and Digital Media Services businesses and a charge associated with a sales and use tax audit which relates to prior periods. For the three months ended March 31, 2018, other significant items included a sublease loss reserve charge recorded on space we currently occupy due to excess capacity and for the three months ended June 30, 2017, other significant items included loss on extinguishment of debt and wind down costs associated with an equity method investment that was previously written off.

Significant tax items: The adjustment to the income tax provision includes the tax impact of each non-GAAP adjustment. In addition, for the three months ended March 31, 2018, the adjustment to the income tax provision includes a $3 million increase to tax expense due to a remeasurement of our unrecognized tax benefits and for the three months ended June 30, 2017, includes a $4 million decrease to tax expense due to a remeasurement of our unrecognized tax benefits. Additional adjustments include the following items:

•	For the three months ended June 30, 2018, we recorded a reversal of previously recognized Swedish tax benefits, due to unfavorable court rulings received by other Swedish entities during the three months ended June 30, 2018, the impact of which relates to prior periods.

•	The impact of the newly enacted U.S. tax legislation is related to the Tax Cuts and Jobs Act which was enacted on December 22, 2017. For the three months ended March 31, 2018, we recorded an increase to tax expense of $5 million, which reflects the reduced federal tax benefit associated with state unrecognized tax benefits. This amount may be refined in the future as new information becomes available.

•	For the three months ended March 31, 2018, we recorded excess tax benefits of $5 million related to employee share-based compensation which reflects the recognition of income tax effects of share-based awards when awards vest or are settled. This item is subject to volatility and will vary based on the timing of the vesting of employee share-based compensation arrangements and fluctuation in our stock price.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Revenues:
Market Services	$649	$735	$620
Transaction-based expenses:
Transaction rebates	(308)	(348)	(304)
Brokerage, clearance and exchange fees	(104)	(137)	(94)

Total Market Services revenues less transaction-based expenses	237	250	222
Corporate Services	131	132	122
Information Services	175	174	144
Market Technology	66	60	58
Other revenues	6	50	50

Revenues less transaction-based expenses	615	666	596

Operating Expenses:
Compensation and benefits	173	197	161
Professional and contract services	34	37	36
Computer operations and data communications	30	32	30
Occupancy	23	25	23
General, administrative and other	25	22	30
Marketing and advertising	10	9	8
Depreciation and amortization	53	53	47
Regulatory	8	8	8
Merger and strategic initiatives	(10)	10	11

Total operating expenses	346	393	354

Operating income	269	273	242
Interest income	2	2	2
Interest expense	(37)	(38)	(36)
Gain on divestiture of businesses, net	41	—	—
Other investment income	8	—	1
Net income from unconsolidated investees	5	2	2

Income before income taxes	288	239	211
Income tax provision	126	62	65

Net income attributable to Nasdaq	$162	$177	$146

Per share information:
Basic earnings per share	$0.98	$1.06	$0.88

Diluted earnings per share	$0.97	$1.05	$0.87

Cash dividends declared per common share	$—	$0.82	$0.38

Weighted-average common shares outstanding for earnings per share:
Basic	165.7	166.9	165.4
Diluted	167.4	169.0	168.5

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$201	$231	$191
Transaction-based expenses:
Transaction rebates	(119)	(137)	(115)
Brokerage, clearance and exchange fees	(10)	(16)	(9)

Total net equity derivative trading and clearing revenues	72	78	67
Cash Equity Trading Revenues	351	402	333
Transaction-based expenses:
Transaction rebates	(187)	(208)	(185)
Brokerage, clearance and exchange fees	(93)	(120)	(84)

Total net cash equity trading revenues	71	74	64
Fixed Income and Commodities Trading and Clearing Revenues	24	27	24
Transaction-based expenses:
Transaction rebates	(2)	(3)	(4)
Brokerage, clearance and exchange fees	(1)	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	21	23	19
Trade Management Services Revenues	73	75	72

Total Net Market Services revenues	237	250	222

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	59	60	57
Listings Services revenues	72	72	65

Total Corporate Services revenues	131	132	122

INFORMATION SERVICES REVENUES
Market Data revenues	98	100	90
Index revenues	50	50	43
Investment Data & Analytics revenues	27	24	11

Total Information Services revenues	175	174	144
MARKET TECHNOLOGY REVENUES	66	60	58
OTHER REVENUES	6	50	50

Revenues less transaction-based expenses	$615	$666	$596

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$322	$377
Restricted cash	34	22
Financial investments, at fair value	313	235
Receivables, net	405	356
Default funds and margin deposits	4,441	3,988
Other current assets	212	235
Assets held for sale	—	297

Total current assets	5,727	5,510
Property and equipment, net	370	400
Goodwill	6,355	6,586
Intangible assets, net	2,351	2,468
Other non-current assets	338	390

Total assets	$15,141	$15,354

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$174	$177
Section 31 fees payable to SEC	225	128
Accrued personnel costs	115	170
Deferred revenue	310	161
Other current liabilities	124	85
Default funds and margin deposits	4,441	3,988
Short-term debt	768	480
Liabilities held for sale	—	45

Total current liabilities	6,157	5,234
Long-term debt	3,079	3,727
Deferred tax liabilities, net	99	225
Non-current deferred revenue	96	126
Other non-current liabilities	168	162

Total liabilities	9,599	9,474

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,712	3,024
Common stock in treasury, at cost	(290)	(247)
Accumulated other comprehensive loss	(1,191)	(862)
Retained earnings	4,309	3,963

Total Nasdaq stockholders’ equity	5,542	5,880

Total liabilities and equity	$15,141	$15,354

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
U.S. GAAP net income attributable to Nasdaq	$162	$177	$146
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	28	28	22
Merger and strategic initiatives (2)	(10)	10	11
Gain on divestiture of businesses, net (3)	(41)	—	—
Extinguishment of debt (4)	—	—	10
Other (5)	3	2	2

Total non-GAAP adjustments	(20)	40	45
Non-GAAP adjustment to the income tax provision (6)	15	(8)	(21)
Reversal of Swedish tax benefits (7)	41	—	—
Impact of newly enacted U.S. tax legislation (8)	—	5	—
Excess tax benefits related to employee share-based compensation (9)	—	(5)	—

Total non-GAAP adjustments, net of tax	36	32	24

Non-GAAP net income attributable to Nasdaq	$198	$209	$170

U.S. GAAP diluted earnings per share	$0.97	$1.05	$0.87
Total adjustments from non-GAAP net income above	0.21	0.19	0.14

Non-GAAP diluted earnings per share	$1.18	$1.24	$1.01

Weighted-average diluted common shares outstanding for earnings per share:	167.4	169.0	168.5

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended June 30, 2018, the credit in merger and strategic initiatives expense relates to the reclass of costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. Since these businesses were sold during the second quarter of 2018, these costs have been included as a reduction to the gain on the sale of these businesses. For the three months ended March 31, 2018, merger and strategic initiatives expense is primarily related to costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses. For the three months ended June 30, 2017, merger and strategic initiatives expense primarily related to our acquisition of International Securities Exchange, or ISE. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	In January 2018, we entered into a definitive agreement to sell our Public Relations Solutions and Digital Media Services businesses for $335 million, subject to post-closing adjustments and, in April 2018, we completed the sale of these businesses. In the second quarter of 2018, we recognized a pre-tax gain on the sale of $41 million ($19 million after tax), net of certain transaction related costs recognized during the first half of 2018.
(4)	During the three months ended June 30, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes issued in December 2010 and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption.
(5)	For the three months ended June 30, 2018, other relates to a charge associated with a sales & use tax audit, which related to prior periods. For the three months ended March 31, 2018, we established a sublease loss reserve on space we currently occupy due to excess capacity. For the three months ended June 30, 2017, other relates to wind down costs associated with an equity method investment that was previously written off.
(6)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In March 2018, we recorded a $3 million increase to tax expense due to a remeasurement of our unrecognized tax benefits. In June 2017, we recorded a $4 million decrease to tax expense due to a remeasurement of our unrecognized tax benefits.
(7)	For the three months ended June 30, 2018, we recorded an increase to tax expense due to the Swedish Administrative Court of Appeals unfavorable court rulings that were issued against other Swedish entities during the second quarter of 2018, the impact of which relates to prior periods.
(8)	The Tax Cuts & Jobs Act was enacted on December 22, 2017. For the three months ended March 31, 2018, we recorded an increase to tax expense of $5 million, which reflects the reduced federal tax benefit associated with state unrecognized tax benefits.
(9)	For the three months ended March 31, 2018, excess tax benefits related to employee share-based compensation of $5 million reflect the recognition of income tax effects of share-based awards when awards vest or are settled.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
U.S. GAAP operating income	$269	$273	$242
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	28	28	22
Merger and strategic initiatives (2)	(10)	10	11
Extinguishment of debt (3)	—	—	10
Other (4)	3	2	—

Total non-GAAP adjustments	21	40	43

Non-GAAP operating income	$290	$313	$285

Revenues less transaction-based expenses	$615	$666	$596
U.S. GAAP operating margin (5)	44%	41%	41%
Non-GAAP operating margin (6)	47%	47%	48%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended June 30, 2018, the credit in merger and strategic initiatives expense relates to the reclass of costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. Since these businesses were sold during the second quarter of 2018, these costs have been included as a reduction to the gain on the sale of these businesses. For the three months ended March 31, 2018, merger and strategic initiatives expense is primarily related to costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses. For the three months ended June 30, 2017, merger and strategic initiatives expense primarily related to our acquisition of ISE. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the three months ended June 30, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes issued in December 2010 and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption.
(4)	For the three months ended June 30, 2018, other relates to a charge associated with a sales & use tax audit, which related to prior periods. For the three months ended March 31, 2018, we established a sublease loss reserve on space we currently occupy due to excess capacity.
(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
U.S. GAAP operating expenses	$346	$393	$354
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(28)	(28)	(22)
Merger and strategic initiatives (2)	10	(10)	(11)
Extinguishment of debt (3)	—	—	(10)
Other (4)	(3)	(2)	—

Total non-GAAP adjustments	(21)	(40)	(43)

Non-GAAP operating expenses	$325	$353	$311

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended June 30, 2018, the credit in merger and strategic initiatives expense relates to the reclass of costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. Since these businesses were sold during the second quarter of 2018, these costs have been included as a reduction to the gain on the sale of these businesses. For the three months ended March 31, 2018, merger and strategic initiatives expense is primarily related to costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses. For the three months ended June 30, 2017, merger and strategic initiatives expense primarily related to our acquisition of ISE. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the three months ended June 30, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes issued in December 2010 and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption.
(4)	For the three months ended June 30, 2018, other relates to a charge associated with a sales & use tax audit, which related to prior periods. For the three months ended March 31, 2018, we established a sublease loss reserve on space we currently occupy due to excess capacity.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	17.0	19.6	14.8
Nasdaq PHLX matched market share	15.6%	16.0%	16.8%
The Nasdaq Options Market matched market share	9.2%	10.1%	9.8%
Nasdaq BX Options matched market share	0.4%	0.5%	0.7%
Nasdaq ISE Options matched market share	8.6%	8.4%	9.0%
Nasdaq GEMX Options matched market share	4.5%	4.6%	4.9%
Nasdaq MRX Options matched market share	0.1%	0.1%	0.2%

Total matched market share executed on Nasdaq’s exchanges	38.4%	39.7%	41.4%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	365,204	354,744	376,280

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.86	7.62	6.85
Matched share volume (in billions)	83.8	88.6	79.4
The Nasdaq Stock Market matched market share	15.2%	14.9%	14.4%
Nasdaq BX matched market share	3.1%	3.3%	3.2%
Nasdaq PSX matched market share	0.8%	0.9%	0.8%

Total matched market share executed on Nasdaq’s exchanges	19.1%	19.1%	18.4%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	33.4%	33.6%	33.9%

Total market share(2)	52.5%	52.7%	52.3%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	623,555	651,405	594,901
Total average daily value of shares traded (in billions)	$5.8	$6.0	$5.7
Total market share executed on Nasdaq’s exchanges	66.9%	69.6%	65.7%

Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income notional trading volume (in billions)	$4,134	$5,156	$4,755
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	124,539	132,225	118,234
Commodities
Power contracts cleared (TWh) (3)	305	272	268

Corporate Services
Initial public offerings
The Nasdaq Stock Market	56	37	36
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	22	13	39
Total new listings
The Nasdaq Stock Market(4)	89	62	64
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(5)	29	15	45
Number of listed companies
The Nasdaq Stock Market(6)	3,004	2,969	2,912
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	1,008	986	945

Information Services
Number of licensed exchange traded products (ETPs)	347	328	316
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$187	$173	$147

Market Technology
Order intake (in millions)(8)	$64	$45	$50
Total order value (in millions)(9)	$714	$704	$684

(1)	Includes Finnish option contracts traded on Eurex.

(2)	Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).

(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETPs.

(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.

(6)	Number of total listings on The Nasdaq Stock Market at period end, including 380 ETPs as of June 30, 2018, 376 ETPs as of March 31, 2018 and 345 as of June 30, 2017.

(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.

(8)	Total contract value of orders signed during the period.

(9)	Represents total contract value of orders signed that are yet to be recognized as revenue. Total order value for the three months ended June 30, 2017 was restated as a result of the adoption of ASU 2014-09, “Revenue from Contracts with Customers.”